EXHIBIT 11.1

Nitar Tech Corp. And Subsidiary


CALCULATION OF EARNINGS PER SHARE


NITAR TECH CORP. AND SUBSIDIARIES


                                                       QUARTER ENDED OCTOBER 31,
                                                         2005            2004
                                                     ------------- -------------
Basic & Diluted Earnings per Share

Net Income (Loss)                                      $ (36,569)        $38,811
                                                     ============= =============

Weighted average common shares outstanding             11,051,118     10,522,366
                                                     ============= =============

Income (Loss) per common share                          $    0.00       $   0.00
                                                        ==========     =========


                                                          YEAR ENDED JULY 31,
                                                         2005            2004
                                                     ------------- -------------
Basic & Diluted Earnings per Share

Net Income (Loss)                                     $ (105,790)        $38,811
                                                     ===========   =============

Weighted average common shares outstanding            10,633,464       7,096,805
                                                     ============  =============

Income (Loss) per common share                        $    (0.01)      $    0.01
                                                      ===========      =========